                                                                    Exhibit 23.1

                   Consent of Independent Public Accountants

The General Partners
Essex Portfolio, L.P.;

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-68503, No. 333-44467 and No. 333-21989), and the registration statements on Form S-8 (No. 33-84830 and No. 333-55646) of Essex Portfolio, L.P., our report dated February 2, 2001 relating to the consolidated balance sheets of Essex Portfolio, L.P. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, Partner's capital and cash flows of Essex Portfolio, LP. and subsidiaries for each of the years in the three-year period ended December 31, 2000 and the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Essex Portfolio, L.P.


/s/ KPMG LLP

San Francisco, California
March 30, 2001